United States Steel Corporation Reports 2013 First Quarter Results

- First quarter reportable segment and Other Businesses income from operations of $94 million compared to $59 million for the fourth quarter of 2012

- First quarter net loss of $73 million, or $0.51 per diluted share including an after-tax charge of $22 million, or $0.16 per diluted share, related to repurchases of $542 million principal amount of our 4.00% Senior Convertible Notes due 2014

- First quarter shipments of 5.5 million tons and net sales of $4.6 billion

- Strong liquidity position with $733 million of cash and $2.5 billion of total liquidity

PITTSBURGH, April 30, 2013 /PRNewswire-FirstCall/ -- United States Steel Corporation (NYSE: X) reported a first quarter 2013 net loss of $73 million, or $0.51 per diluted share, compared to a fourth quarter 2012 net loss of $50 million, or $0.35 per diluted share, and a first quarter 2012 net loss of $219 million, or $1.52 per diluted share. Adjusted net loss for the first quarter 2013 was $51 million, or $0.35 per diluted share, excluding an after-tax charge of $22 million, or $0.16 per diluted share, related to repurchases of $542 million principal amount of our 4.00% Senior Convertible Notes due 2014, reducing the outstanding principal amount for these notes to $321 million. Adjusted net loss for the fourth quarter 2012 was $59 million, or $0.41 per diluted share, excluding a $9 million favorable settlement related to a supplier contract dispute. Adjusted net income for the first quarter 2012 was $110 million, or $0.67 per diluted share, excluding a $399 million loss on the sale of U. S. Steel Serbia (USSS); a $58 million gain on the sale of transportation assets; and a $12 million gain on property tax settlements.

Earnings Highlights

(Dollars in millions, except per share amounts)	1Q 2013	4Q 2012	1Q 2012
Net Sales	$ 4,595	$ 4,487	$ 5,172
Segment income (loss) from operations
Flat-rolled	$ (13)	$ 11	$ 183
U. S. Steel Europe	38	7	(34)
Tubular	64	32	129
Other Businesses	5	9	17
Total reportable segment and Other Businesses income from operations	$ 94	$ 59	$ 295
Postretirement benefit expense	(56)	(69)	(77)
Other items not allocated to segments	-	15	(291)
Income (loss) from operations	$ 38	$ 5	$ (73)
Net interest and other financial costs	104	64	50
Income tax provision (benefit)	7	(8)	96
Less: Net loss attributable to the noncontrolling interests	-	(1)	-
Net loss attributable to United States Steel Corporation	$ (73)	$ (50)	$ (219)
-Per basic share	$ (0.51)	$ (0.35)	$ (1.52)
-Per diluted share	$ (0.51)	$ (0.35)	$ (1.52)

Commenting on results, U. S. Steel Chairman and CEO John P. Surma said, "Total reportable segment and Other Businesses operating results improved compared to the fourth quarter of 2012 despite the difficult global economic environment and very competitive steel market conditions."

The company reported first quarter 2013 reportable segment and Other Businesses income from operations of $94 million, or $17 per ton, compared to income from operations of $59 million, or $11 per ton, in the fourth quarter of 2012 and income from operations of $295 million, or $52 per ton, in the first quarter of 2012.

Net interest and other financial costs in the first quarter of 2013 includes a $34 million pre-tax charge related to repurchases of $542 million principal amount of our 4.00% Senior Convertible Notes due 2014. Additionally, net interest and other financial costs includes a foreign currency remeasurement loss of $9 million, or $0.06 per diluted share.

For the first quarter 2013, we recorded a tax provision of $7 million on our pre-tax loss of $66 million. The tax provision does not reflect any tax benefit for pre-tax losses in Canada, which is a jurisdiction where we have recorded a full valuation allowance on deferred tax assets.

As of March 31, 2013, U. S. Steel had $733 million of cash and $2.5 billion of total liquidity compared to $570 million of cash and $2.4 billion of total liquidity at December 31, 2012.

Reportable Segments and Other Businesses

Flat-rolled segment results were slightly lower than the fourth quarter primarily due to increased operating costs. Shipments for the first quarter increased slightly versus the fourth quarter while average realized prices were comparable. Lead times throughout the first quarter of 2013 remained short and afforded buyers the opportunity to limit their order book exposure, preventing upward movement in spot market prices. Higher operating costs in the first quarter reflect the absence of several smaller favorable fourth quarter items partially offset by lower raw materials costs and decreased repairs and maintenance costs in the first quarter.

First quarter results for our European segment improved compared to the fourth quarter due to a significant increase in shipments. Shipments increased due to additional value-added volume and improved spot market activity associated with service center and distributor restocking. Average realized prices were comparable to the fourth quarter as increased spot market prices were offset by a higher mix of hot-rolled shipments and the effect of lower firm contract prices. Operating costs increased due primarily to higher raw materials costs.

First quarter results for our Tubular segment improved compared to the fourth quarter due to decreased operating costs and increased shipments partially offset by lower average realized prices. Shipments increased as distributors began replenishing inventory while prices were lower due to the available supply of tubular products and decreased drilling activity. Operating costs decreased primarily due to improved operating efficiencies, decreased repairs and maintenance costs and lower substrate costs.

Outlook

Commenting on U. S. Steel's outlook for the second quarter, Surma said, "We expect total reportable segment and Other Businesses operating results to be near breakeven. Results for our Tubular segment are projected to be comparable with the first quarter; however we expect lower results from our Flat-rolled and European segments."

While we project North American flat-rolled market conditions for the second quarter to be comparable to the first quarter, we expect an operating loss for our Flat-rolled segment primarily due to higher operating costs. Operating costs are projected to increase due primarily to higher repairs and maintenance costs as well as higher natural gas costs offset by lower raw materials costs. Repairs and maintenance costs are projected to be $75 million higher in the second quarter due to maintenance projects already largely completed at Gary Works and Lake Erie Works. Average realized prices, including the effect of a more favorable product mix, are expected to be comparable to the first quarter while shipments are projected to decrease slightly. The labor agreement covering our Lake Erie Works expired on April 15, 2013 and a successor agreement has not been reached. U. S. Steel Canada implemented a lockout of represented employees effective April 28, 2013.

Second quarter results for our European segment are projected to decline compared to the first quarter due to higher raw materials costs, primarily iron ore. Shipments and average realized euro-based prices are expected to be comparable to the first quarter as decreases in spot market prices are expected to be offset by the positive effect of a higher volume of value-added shipments.

We expect second quarter results for our Tubular segment to be comparable to the first quarter. Shipments are expected to increase compared to the first quarter to support a higher level of drilling activity while average realized prices are projected to be slightly lower, mainly due to increased shipments of welded product. Operating costs are expected to decrease due to operating efficiencies related to higher production volumes.

Operating profit from Other Businesses is expected to increase approximately $30 million due to a real estate sale expected to occur in the second quarter.

We expect a minimal tax provision/benefit in the second quarter primarily due to the full valuation allowance on deferred tax assets in Canada.

*****

This release contains forward-looking statements with respect to market conditions, operating costs, shipments and prices. Although we believe that we are experiencing a gradual economic recovery, there are signs of continued economic issues, including the European sovereign debt and domestic fiscal situations. U. S. Steel cannot control or predict the impact. Other more normal factors that could affect market conditions, costs, shipments and prices for both North American and European operations include: (a) foreign currency fluctuations and related activities; (b) global product demand, prices and mix; (c) global and company steel production levels; (d) plant operating performance; (e) natural gas, electricity, raw materials and transportation prices, usage and availability; (f) international trade developments, including court decisions, legislation and agency decisions on petitions and sunset reviews; (g) the impact of fixed prices in energy and raw materials contracts (many of which have terms of one year or longer) as compared to short-term contract and spot prices of steel products; (h) changes in environmental, tax, pension and other laws; (i) the terms of collective bargaining agreements including the resolution of the Lake Erie Works contract; (j) employee strikes or other labor issues; and (k) U.S. and global economic performance and political developments. Domestic steel shipments and prices could be affected by import levels and actions taken by the U.S. Government and its agencies, including those related to CO2 emissions, climate change and shale gas development. Economic conditions and political factors in Europe and Canada that may affect U. S. Steel Europe's and U. S. Steel Canada's results include, but are not limited to: (l) taxation; (m) nationalization; (n) inflation; (o) fiscal instability; (p) political issues; (q) regulatory actions; and (r) quotas, tariffs, and other protectionist measures. We present adjusted net income and adjusted net income per diluted share, which are non-GAAP measures, to better enable investors and others to assess our results and compare them with our competitors. In accordance with "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995, cautionary statements identifying important factors, but not necessarily all factors, that could cause actual results to differ materially from those set forth in the forward-looking statements have been included in U. S. Steel's Annual Report on Form 10-K for the year ended December 31, 2012, and in subsequent filings for U. S. Steel.

A Consolidated Statement of Operations (Unaudited), Consolidated Cash Flow Statement (Unaudited), Condensed Consolidated Balance Sheet (Unaudited) and Preliminary Supplemental Statistics (Unaudited) for U. S. Steel are attached.

The company will conduct a conference call on first quarter earnings on Tuesday, April 30, at 3 p.m. EDT. To listen to the webcast of the conference call, visit the U. S. Steel website, www.ussteel.com, and click on "Overview" then "Current Information" under the "Investors" section.

For more information on U. S. Steel, visit our website at www.ussteel.com.

UNITED STATES STEEL CORPORATION
STATEMENT OF OPERATIONS (Unaudited)

	Quarter Ended
	March 31	Dec. 31	March 31
(Dollars in millions, except per share amounts)	2013	2012	2012

NET SALES	$ 4,595	$ 4,487	$ 5,172

OPERATING EXPENSES (INCOME):
Cost of sales (excludes items shown below)	4,242	4,216	4,626
Selling, general and administrative expenses	145	142	173
Depreciation, depletion and amortization	171	171	163
Income from investees	(8)	(28)	(24)
Net loss (gain) on disposal of assets	1	(12)	309
Other income, net	6	(7)	(2)

Total operating expenses	4,557	4,482	5,245

INCOME (LOSS) FROM OPERATIONS	38	5	(73)
Net interest and other financial costs	104	64	50

LOSS BEFORE INCOME TAXES
AND NONCONTROLLING INTERESTS	(66)	(59)	(123)
Income tax provision (benefit)	7	(8)	96

Net loss	(73)	(51)	(219)
Less: Net loss attributable to the
noncontrolling interests	-	(1)	-
NET LOSS ATTRIBUTABLE TO UNITED STATES
STEEL CORPORATION	$ (73)	$ (50)	$ (219)

COMMON STOCK DATA:

Net loss per share attributable to United
States Steel Corporation shareholders:
-Basic	$ (0.51)	$ (0.35)	$ (1.52)
-Diluted	$ (0.51)	$ (0.35)	$ (1.52)

Weighted average shares, in thousands
-Basic	144,353	144,351	144,075
-Diluted	144,353	144,351	144,075

Dividends paid per common share	$ 0.05	$ 0.05	$ 0.05

UNITED STATES STEEL CORPORATION
CASH FLOW STATEMENT (Unaudited)

		Quarter Ended
		March 31
(Dollars in millions)		2013	2012

Cash (used in) provided by operating activities:
Net loss		$ (73)	$ (219)
Depreciation, depletion and amortization		171	163
Pensions and other postretirement benefits		(11)	(131)
Deferred income taxes		4	44
Net loss on disposal of assets		1	309
Working capital changes		131	209
Income taxes receivable/payable		(16)	54
Currency remeasurement loss (gain)		19	(13)
Other operating activities		7	10
Total		233	426

Cash (used in) provided by investing activities:
Capital expenditures		(116)	(189)
Disposal of assets		-	131
Other investing activities		24	2
Total		(92)	(56)

Cash provided by (used in) financing activities:
Revolving credit facilities	- borrowings	-	522
	- repayments	-	(652)
Receivables Purchase Agreement payments		-	(380)
Issuance of long-term debt, net of financing costs		578	392
Repayment of long-term debt		(542)	(4)
Common stock issued		-	-
Dividends paid		(7)	(7)
Total		29	(129)

Effect of exchange rate changes on cash		(7)	3

Net increase in cash and cash equivalents		163	244
Cash and cash equivalents at beginning of the year		570	408

Cash and cash equivalents at end of the period		$ 733	$ 652

UNITED STATES STEEL CORPORATION
CONDENSED BALANCE SHEET (Unaudited)

	March 31	Dec. 31
(Dollars in millions)	2013	2012

Cash and cash equivalents	$ 733	$ 570
Receivables, net	2,274	2,090
Inventories	2,316	2,503
Other current assets	231	211
Total current assets	5,554	5,374
Property, plant and equipment, net	6,246	6,408
Investment and long-term receivables, net	624	609
Goodwill and intangible assets, net	2,057	2,075
Other assets	670	751

Total assets	$ 15,151	$ 15,217

Accounts payable	$ 1,879	$ 1,800
Payroll and benefits payable	947	977
Short-term debt and current maturities of long-term debt	2	2
Other current liabilities	259	211
Total current liabilities	3,087	2,990
Long-term debt, less unamortized discount	3,932	3,936
Employee benefits	4,263	4,416
Other long-term liabilities	398	397
United States Steel Corporation stockholders' equity	3,470	3,477
Noncontrolling interests	1	1

Total liabilities and stockholders' equity	$ 15,151	$ 15,217

UNITED STATES STEEL CORPORATION
PRELIMINARY SUPPLEMENTAL STATISTICS (Unaudited)

	Quarter Ended
	March 31	Dec. 31	March 31
(Dollars in millions)	2013	2012	2012

INCOME (LOSS) FROM OPERATIONS
Flat-rolled	$ (13)	$ 11	$ 183
U. S. Steel Europe	38	7	(34)	(a)
Tubular	64	32	129
Other Businesses	5	9	17

Reportable Segment and Other Businesses Income from Operations	94	59	295
Postretirement benefit expense	(56)	(69)	(77)
Other items not allocated to segments:
Loss on sale of U. S. Steel Serbia	-	-	(399)
Gain on sale of transportation assets	-	-	89
Supplier contract dispute settlement	-	15	-
Property tax settlements	-	-	19

Total Income (Loss) from Operations	$ 38	$ 5	$ (73)

CAPITAL EXPENDITURES
Flat-rolled	$ 96	$ 141	$ 181
U. S. Steel Europe	10	17	2
Tubular	8	17	4
Other Businesses	2	12	2

Total	$ 116	$ 187	$ 189

(a) Includes a loss from operations for USSK of ($17) million for the quarter ended March 31, 2012.

UNITED STATES STEEL CORPORATION
PRELIMINARY SUPPLEMENTAL STATISTICS (Unaudited)

	Quarter Ended
	March 31	Dec. 31	March 31
	2013	2012	2012

OPERATING STATISTICS
Average realized price: ($/net ton) (a)
Flat-rolled	719	721	764
U. S. Steel Europe	718	718	749
USSK	718	718	756
Tubular	1,556	1,624	1,727
Steel Shipments: (a) (b)
Flat-rolled	4,018	3,924	4,092
U. S. Steel Europe	1,048	905	1,045
Tubular	428	407	529
Total Steel Shipments	5,494	5,236	5,666

USSK	1,048	905	972

Intersegment Shipments: (b)
Flat-rolled to Tubular	441	393	499
U. S. Steel Europe to Flat-rolled	-	-	77
Raw Steel Production : (b)
Flat-rolled	4,920	4,686	5,043
U. S. Steel Europe	1,203	969	1,240
USSK	1,203	969	1,152
Raw Steel Capability Utilization: (c)
Flat-rolled	82%	77%	83%
U. S. Steel Europe	98%	77%	85%
USSK	98%	77%	92%

(a) Excludes intersegment shipments.
(b) Thousands of net tons.
(c) Based on annual raw steel production capability of 24.3 million net tons for Flat-rolled and
5.0 million net tons for U. S. Steel Europe (USSE). Prior to the sale of USSS on
January 31, 2012, annual raw steel production capability for USSE was 7.4 million net tons.

CONTACT: Media, Courtney Boone, (412) 433-6791, or Investors/Analysts, Dan Lesnak, (412) 433-1184